Exhibit 5.1

June 4, 2026

iSpecimen Inc.

8 Cabot Road, Suite 1800

Woburn, MA 08101

Re: iSpecimen Inc. - Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of up to an aggregate of 488,290 shares of common stock, par value $0.0001 per share (the “Common Stock”), of iSpecimen Inc., a Delaware corporation (the “Company”), consisting of (i) up to 85,202 shares of Common Stock (the “Shares”) issued in connection with the May 2026 Private Placement (as defined below), and (ii) up to 403,088 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of pre-funded warrants (the “Pre-Funded Warrants”) issued in connection with the May 2026 Private Placement, all of which were issued by the Company in connection with a private placement transaction completed on May 11, 2026 (the “May 2026 Private Placement”) pursuant to a securities purchase agreement, dated as of May 8, 2026 (the “Purchase Agreement”). The Shares and Warrant Shares are being registered on behalf of the selling stockholders named in the Registration Statement (the “Selling Stockholders”).

As counsel to the Company, we have examined the Registration Statement and the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the filing of the Registration Statement as it relates to the Shares and the Warrant Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

We have assumed that, at or prior to the time of the delivery of any of the Shares or Warrant Shares, there will not have occurred any change in the law or the facts affecting the validity of the Shares or Warrant Shares.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized and are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares have been duly authorized and reserved for issuance and, when issued upon exercise of the Pre-Funded Warrants in accordance with their terms, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very Truly Yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP

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